UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2014

ALBANY MOLECULAR RESEARCH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-25323	14-1742717
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Corporate Circle, Albany, NY	12212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (518) 512-2000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 24, 2014, Albany Molecular Research, Inc. (the “Company”) entered into a $50 million senior secured credit agreement (the “Credit Agreement”) with Barclays Bank PLC, as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender, and the lenders party thereto.

The Credit Agreement, subject to the terms and conditions set forth therein, provides for a $50 million three-year revolving credit facility, which includes a $15 million sublimit for the issuance of standby letters of credit and a $5 million sublimit for swingline loans. The Credit Agreement also includes an accordion feature that, subject to securing additional commitments from existing lenders or new lending institutions, will allow the Company to increase the aggregate commitments under the Credit Agreement by up to $10 million. The Company expects to use the proceeds of any borrowings under the Credit Agreement for working capital and other general corporate purposes of the Company and its subsidiaries, subject to the terms and conditions set forth in the Credit Agreement.

At the Company’s election, loans made under the Credit Agreement bear interest at (a) the one-month, three-month or six-month LIBOR rate (the “LIBOR Rate”) or (b) a base rate determined by reference to the highest of (i) the Barclays Bank PLC prime rate, (ii) the United States federal funds rate plus 0.50% and (iii) a daily rate equal to the one-month LIBOR Rate plus 1.0% (the “Base Rate”), plus an applicable margin of 2.25% per annum for LIBOR Rate loans and 1.25% per annum for Base Rate loans.

The loans under the Credit Agreement mature, the commitments thereunder terminate and all amounts then outstanding thereunder are payable on October 24, 2017. The borrowings under the Credit Agreement are prepayable at the option of the Company without premium or penalty (other than customary breakage costs for LIBOR Rate loans). Amounts prepaid are available for reborrowing, subject to the terms and conditions of the Credit Agreement.

The obligations under the Credit Agreement are guaranteed by each material domestic subsidiary of the Company (each a “Guarantor”) and are secured by first priority liens on, and security interests in, substantially all of the present and after-acquired assets of the Company and each Guarantor subject to certain customary exceptions.

The Credit Agreement contains customary representations and warranties relating to the Company and its subsidiaries. The Credit Agreement also contains certain affirmative and negative covenants including negative covenants that limit or restrict, among other things, liens, indebtedness, investments and acquisitions, mergers and fundamental changes, asset sales, restricted payments, changes in the nature of the business, transactions with affiliates and other matters customarily restricted in such agreements.

If an event of default shall occur and be continuing under the Credit Agreement, the commitments under the Credit Agreement may be terminated and the principal amounts outstanding under the Credit Agreement, together with all accrued unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable.

The foregoing summary of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement attached hereto as Exhibit 10.1.

Item 2.03      Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 9.01.      Financial Statements and Exhibits

(d)       Exhibits.

10.1     Credit Agreement, dated as of October 24, 2014, among Albany Molecular Research, Inc., the lenders from time to time parties thereto and Barclays Bank PLC, as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 27, 2014	ALBANY MOLECULAR RESEARCH, INC.

	By:	/s/ Michael M. Nolan
Name: Michael M. Nolan
Title: Senior Vice President, Chief Financial
Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Credit Agreement, dated as of October 24, 2014, among Albany Molecular Research, Inc., the lenders from time to time parties thereto and Barclays Bank PLC, as Administrative Agent, Collateral Agent, L/C Issuer and Swing Line Lender.